ONI BioPharma Announces EvoraPlus Website Now Available to Consumers

Commencement of Trading on Alternext Paris; Company to Delist from American Stock Exchange

Company to be Available for Investor Questions Regarding Recent Events through E-mail Program

ALACHUA, FLORIDA, USA — (BUSINESS WIRE) – Dec. 12, 2008 — Oragenics, Inc. d/b/a ONI BioPharma Inc. (American Stock Exchange: ONI;1 Alternext Paris: ALONI), an American biopharmaceutical company that is developing broad-based technologies in oral care, antibiotics, diagnostics and weight control, made three significant announcements today.

Web Site Launch for EvoraPlus™: A Critical Step for the Success of the Marketing of EvoraPlus™

ONI announced that its website for EvoraPlus™ (www.evoraplus.com) is now available for direct sales to consumers in the United States.  The Company recently launched its sales of EvoraPlus™ in the United States.  This important probiotic product, the first launched by the Company, helps promote gum and dental health, and naturally freshens breath and whitens teeth.  It is designed for the general consumer market and is sold as a mint.  The Company has already commenced several marketing and sales initiatives in support of EvoraPlus™, including discussions with distributors and large mass merchandisers in the United States.  ONI expects that its use of multiple sales channels will help enhance the traffic on its website and thus maximize sales.  Given the high level of interest that the Company has received regarding the product, ONI accelerated the launch of the website.  The website describes the product’s various benefits and answers several questions that consumers may have concerning its availability and applicability.

Trading to Commence on Alternext Paris (Symbol: ALONI) on Monday, December 15, 2008; Company to Delist from the American Stock Exchange (ASE)

ONI also announced that it will commence trading on the Alternext Paris effective Monday, December 15, 2008.  This new listing makes ONI the first US-based company to be traded on Alternext Paris, which is part of the leading platform in Europe for biotechnology companies.  As a result of such listing, ONI will be included in the NYSE Euronext Next Biotech index (www.euronext.com/nextbiotech).  The listing sponsor on Alternext Paris for the Company is the leading French investment bank specializing in healthcare and biotechnology, Bryan, Garnier & Co Ltd.

1 The American Stock Exchange was acquired by NYSE Euronext on October 1, 2008.  Its new name is NYSE Alternext US LLC.

Copies of the Information Document published by ONI in connection with its listing on Alternext Paris may be obtained free of charge from ONI at 13700 Progress Blvd., Alachua, Florida 32615, U.S.A. and from Bryan, Garnier & Co Ltd, at 36 Queen Street, London EC4R 1BN, United Kingdom, and at 33, avenue de Wagram, 75017 Paris, France, and on the websites of ONI (www.onibiopharma.com) and Alternext Paris (www.alternext.com).

Following the effectiveness of the Alternext Paris listing, the Company will be delisting from the ASE in order to reposition itself on exchanges that are a better fit for the Company's sector profile and with broader exposure to international investors.  On December 10, 2008, ONI received a letter from the ASE appeals panel confirming the ASE staff's intention to delist the common stock of the Company from the ASE, which will become effective at the close of market on December 19, 2008.  The Company is engaged in ongoing discussions with potential listing sponsors and market makers in other exchanges and electronic trading platforms in North America, to complement the Alternext Paris listing.

Investor Update

According to Stan Stein, Chief Executive Officer, "ONI is actively pursuing the commercialization and sales of its products via distributors, large mass merchandisers and their affiliates in the United States and through the sale of EvoraPlus™ direct to consumers through a dedicated website, www.evoraplus.com.  Background information on this product can also be found at www.probiora3.com. It's personally very gratifying to bring our products to market.  We have also taken steps to position ONI  internationally, including in Mexico with the establishment of our subsidiary there, the Alternext listing in Paris and other business development activity in Europe.  Finally, we look forward to clarifying the Company's plans in depth and answering the questions of our investors in our year-end audio release."

In order to best bring investors up to date, the Company welcomes investor e-mails to be sent to Stan Stein at his contact information below by 5 pm EST, Tuesday, December 16, 2008.  The Company has arranged for a management audio release addressing frequently asked questions to be downloadable on its website (www.onibiopharma.com) as of Friday, December 19, 2008, where it will be available for 10 days.  The audio release will be in lieu of the Company’s quarterly investor call.  The audio release will also be available in French on the website, and a transcript of the audio release will be filed on a Form 8-K with the U.S. Securities and Exchange Commission shortly after posting.

About ONI BioPharma

Oragenics, Inc. (d/b/a ONI BioPharma Inc.) is a biopharmaceutical company engaged in developing unique proprietary technologies, some of which are being commercialized and sold in the over-the-counter consumer healthcare market.  The Company also has a number of products in discovery, preclinical and clinical development, with a concentration in the main therapeutic area of infectious diseases, diagnostics, and oral health.  The Company has developed platform technologies for future products, which the Company expects to develop.

ONI BioPharma is listed on Alternext Paris (Symbol: ALONI) and the American Stock Exchange (Symbol: ONI), exchanges of the NYSE Euronext group.

Forward-looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements that reflect ONI BioPharma’s current views with respect to future events and financial performance.  These forward-looking statements are based on management’s beliefs and assumptions and information currently available.  The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements.  Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements.  ONI expressly disclaims any responsibility to update forward-looking statements and draws the attention of investors to the risk factors described in the Information Document.

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This press release does not constitute the offering of any securities for sale.  The Company's securities may not be offered or sold absent registration under applicable securities laws or an exemption from registration.  Any public offering of the securities of the Company will be made by means of a prospectus that will contain detailed information about the offering and the Company.

Contact:

ONI BioPharma Inc.
Executive Offices
Stanley B. Stein
Tel.: +1 386 418 4018
Extension 222
sstein@onibiopharma.com

Strategic Growth International, Inc.
Investor Relations
Jennifer K. Zimmons, Ph.D./ Richard E. Cooper
Tel.: + 1 917 214-3514
jzimmons@sgi-ir.com / rcooper@sgi-ir.com

Bryan, Garnier & Co Ltd
Listing Sponsor
Christian Finan
Tel.: + 33 (0)1 56 68 75 20
cfinan@bryangarnier.com

NewCap
Financial Communication and Investor Relations
Axelle Vuillermet / Pierre Laurent
Tel.: + 33 (0)1 44 71 94 94
plaurent@newcap.fr

Rubenstein Communications, Inc.
Press Relations
Rhea Basroon
Tel.: + 1 212 843 8004
rbasroon@rubenstein.com

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